Exhibit 2.7

FIFTH AMENDMENT TO MEMBER INTEREST AND

ASSET EXCHANGE AGREEMENT

THIS FIFTH AMENDMENT TO MEMBER INTEREST AND ASSET EXCHANGE AGREEMENT (this “Fifth Amendment”) is dated as of the 1st day of November, 2026, by and among Transportation and Logistics Systems, Inc., a Nevada corporation (“TLSS”), TLSS Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of TLSS (“TA”), TLSS Reverse PGS, LLC, a Texas limited liability company, a wholly-owned subsidiary of TA (“Reverse”), Badcer Ops, Inc., a Nevada corporation (“Seller”), Jeff Badders (“Badders”) and Mercer Street Global Opportunity Fund, LLC (“Mercer” and with Badders, collectively, the “Seller Shareholders”), Patriot Glass Solutions, LLC, a Texas limited liability company (“PGS”) and Michael Wanke (“Wanke”), the twenty (20%) percent owner and the sole Manager of PGS, of which the Seller is an eighty (80%) percent owner. Each of the parties to this Fifth Amendment is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms utilized herein shall have the meanings ascribed to them in the “Agreement” (as hereinafter defined), unless otherwise defined in this Fifth Amendment.

W I T N E S S E T H :

WHEREAS, the Parties entered into that certain Member Interest and Asset Exchange Agreement having an Agreement Date as of April 1, 2026 (the “Exchange Agreement”) pursuant to which Reverse (a wholly owned subsidiary of TA) will be combined with PGS through a reverse triangular merger of Reverse with and into PGS, with PGS as the surviving entity (the “Merger”), pursuant to which (i) one hundred (100%) percent of the Seller’s Interests in PGS (which equals 80% of all Interests in PGS) and (ii) the four (4) Patents owned by Seller (and which are licensed to PGS for utilization in the business of PGS), will be exchanged, transferred and assigned to TA, all in exchange for the Seller receiving, in the aggregate, Forty-Seven Thousand Five Hundred (47,500) shares of TLSS Series J Preferred Shares, which Exchange Agreement was amended by a certain First Amendment to Member Interest and Asset Exchange Agreement dated as of June 1, 2026 (the “First Amendment”) and which was amended by a certain Second Amendment to Member Interest and Asset Exchange Agreement dated as of July 7, 2026 (the “Second Amendment”) and which was further amended by TLSS, TA and Reverse providing a Notice of Extension of Closing Date dated as of July 31, 2026 (the “Extension Notice”) and which was further amended by a certain Third Amendment to Member Interest and Asset Exchange Agreement dated as of August 19, 2026 (the “Third Amendment”) and which was further amended by a certain Fourth Amendment to Member Interest and Asset Exchange Agreement dated as of September 22, 2026 (the “Fourth Amendment” and with the First Amendment, the Second Amendment, the Extension Notice and the Exchange Agreement and the Third Amendment, collectively, the “Agreement”); and

WHEREAS, the Parties desire to amend the terms of the Agreement pursuant to the terms set forth herein.

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NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

1. The recitations heretofore set forth are true and correct and are incorporated herein by this reference.

2. The Agreement as modified by this Fifth Amendment remains in full force and effect. To the extent of any inconsistency between the terms of this Fifth Amendment and the terms of the Agreement, the terms of this Fifth Amendment shall supersede and control to the extent of such inconsistency.

3. Section 1.1 entitled THE MERGER, shall be amended by adding the following as the last sentence: “For clarification, the terms and conditions of this Agreement applicable to the Merger contains the plan of merger (the “Plan of Merger”) in accordance with the requirements of the TBOC.”

4. Section 1.2 entitled EFFECTIVE TIME, shall be amended by deleting “October 1, 2026” as set forth in the Fourth Amendment, and replace the same with “November 1, 2026”.

5. Section 1.4 entitled ARTICLES OF ORGANIZATION, shall be amended by deleting Section 1.4 in its entirety and replacing the same with the following:

“SECTION 1.4 CERTIFICATE OF MERGER.

The Certificate of Merger shall be in the form attached hereto as Exhibit 1.4 (the “Certificate of Merger”). The Certificate of Formation of the Surviving Company (which shall be PGS) as in effect immediately prior to the Effective Time shall be amended as of the Effective Time, pursuant to the terms of the Certificate of Merger. In addition, the Parties hereto hereby agree that the Operating Agreement of PGS dated July 2021 (the “PGS Operating Agreement”) shall be amended as of the Effective Time pursuant to a First Amendment to Operating Agreement, which shall, among other things, (i) update the terms of the PGS Operating Agreement based on the new majority member of the Company, which shall be TA, (ii) identify the new managers of the Company, as identified in the Certificate of Merger, (iii) provide that one of the managers shall be named as an authorized manager to conduct the day to day affairs of the Company and (iv) provide that a majority vote of the members shall be required in all instances, instead of a unanimous vote of the members, and all references to a unanimous vote in the PGS Operating Agreement shall be deleted in their entirety and replaced with a majority vote of the majority member of PGS.”

6. Section 1.8 entitled SERIES J CERTIFICATE OF DESIGNATION, shall be amended by deleting “Seller acknowledges” at the beginning of the second sentence, replacing the same with: “Seller and Seller Shareholders acknowledge”.

7. Section 1.9 entitled EXCHANGE OF CERTIFICATES; BOOK ENTRIES, shall be amended by adding the following as the last sentence: “In the event the Seller Shareholders are in the process of effectuating the liquidation of the Seller promptly after the Effective Time of the Merger, then Seller may direct the transfer agent of TLSS, pursuant to a direction letter signed by both Seller Shareholders, to issue the TLSS Series J Preferred Shares directly into the name of the TLSS Shareholders, in the equal amounts of 23,750 Series J Preferred Shares each.”

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8. Section 2.3 entitled TLSS SERIES J PREFERRED SHARES, shall be amended by inserting the following after the word “Seller” on the first line of the first sentence: “and/or the Seller Shareholders”.

9. Section 2.4 entitled EXEMPT TRANSACTION DISCLOSURE, shall be amended by inserting “and the Seller Shareholders” after the word “Seller” in each instance.

10. Section 2.7 entitled CAPITALIZATION OF TLSS AND VALIDITY OF ISSUANCE, shall be amended by adding the following as the last sentence: “In addition, the 3,518 TLSS Series J Preferred Shares to be issued directly to the Seller Shareholders pursuant to Section 5.3(m) hereof, with respect to the satisfaction of the Secured Promissory Notes (as hereinafter defined) and the Expense Advances (as defined herein) will be duly authorized, validly issued, fully paid and non-assessable and shall be in compliance with all applicable securities laws.”

11. Section 3.5 entitled FINANCIAL STATEMENTS, subsection (d) shall be amended by deleting “September 25, 2026” as set forth in the Fourth Amendment and replacing the same with “October 25, 2026”.

12. Section 5.3 entitled CONDITIONS PRECEDENT TO OBLIGATIONS OF REVERSE, TA AND TLSS, subsection (m) shall be deleted in its entirety and replaced with the following:

“(m) Evidence of Satisfaction of Secured Promissory Notes. The Seller Shareholders shall deliver to TLSS, TA and Reverse satisfactions of the following secured promissory notes and expense advances, which satisfactions shall release PGS, as the maker thereof, of any further obligations thereunder: (i) Secured Promissory Note dated February 24, 2025 in the original principal amount of $140,000 held by Badders (the “Badders Note”), (ii) the expense advances to PGS by Badders in the total aggregate amount of $11,000 (the “Expense Advances”), (iii) Secured Promissory Note dated February 24, 2025 in the original principal amount of $75,000 held by Mercer (the “Mercer Note 1”), (iv) Secured Promissory Note in the original principal amount of $76,000 held by Mercer (the “Mercer Note 2” and with Mercer Note 1, the “Mercer Notes”), and in consideration of the satisfaction of Badders Note, the Expense Advances and the Mercer Notes (collectively, the “Secured Promissory Notes”), TLSS, on behalf of TA, shall issue 1,759 shares of TLSS Series J Preferred Shares to Badders and 1,759 shares of TLSS Series J Preferred Shares to Mercer, representing payment in full of the amounts due under the Secured Promissory Notes, including interest earned thereon. Furthermore, in order for Wanke to contribute its twenty (20%) percent share of payoff of the Secured Promissory Notes, Wanke hereby agrees to reduce the value of the options Wanke was to receive under the Wanke Employment Agreement, from a value of $800,000 to a value of $730,000. With respect to the issuance by TLSS of the aggregate amount of 3,518 shares of TLSS Series J Preferred Shares as set forth above, the Seller Shareholders acknowledge and agree that the 3,518 shares of TLSS Series J Preferred Shares issued to the Seller Shareholders shall be subject to the terms and conditions of the Series J Certificate of Designation, as well as applicable securities laws.”

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13. Section 5.4 entitled CLOSING DELIVERIES OF REVERSE, TA AND TLSS, shall be amended by deleting subsection (e) in its entirety and replacing the same with the following: “(e) the 3,518 shares of TLSS Series J Preferred Shares to the Seller Shareholders, representing the payoff of the Secured Promissory Notes, of which 1,759 of such shares shall be issued to Badders and 1,759 of such shares shall be issued to Mercer.”

14. Section 6.8 entitled INVESTMENT REPRESENTATION, shall be amended as follows:

(a) Subsection (b) shall be deleted in its entirety and replaced with the following:

“(b) the Seller is acquiring the 47,500 shares of the TLSS Series J Preferred Shares to be issued to the Seller hereunder for the Seller’s own account for investment and not with a view to, or for the sale in connection with, any distribution of any such shares, provided, however, Seller may direct such shares be issued directly to the Seller Shareholders, pursuant to Section 1.9 hereof, and the Seller Shareholders are acquiring the 3,518 shares of the TLSS Series J Preferred Shares to be issued to the Seller Shareholders hereunder in consideration of the payoff of the Secured Promissory Notes, for the Seller Shareholders’ own account for investment and not with a view to, or for the sale in connection with, any distribution of any such shares, and as used herein the term TLSS Series J Preferred Shares may also be referred to herein as “Securities”.”;

(b) Subsection (d) shall be amended by inserting the following after the term “Merger Consideration” and the Seller Shareholders are receiving the payoff of the Secured Promissory Notes, each”; and

(c) Subsection (e) shall be amended by deleting “The Seller agrees” at the beginning of the first sentence and replacing the same with “The Seller and the Seller Shareholders agree”, and insert “and the Seller Shareholders” after the word “Seller” on the last line.

15. Section 9.9 entitled GOVERNING LAW, shall be amended by adding the following before the period: “, provided, however, the laws of the state of Texas shall govern the Merger in accordance with Article I hereof.”

16. Exhibit 1.4, entitled Certificate of Merger, is attached hereto and made a part hereof.

17. Schedule 3.6, Schedule 3.7, Schedule 3.13 and Schedule 3.15 have been updated as of November 1, 2026 and such Schedule Supplements can be found at the following dropbox link:

18. This Fifth Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed an original and all of which shall be deemed one and the same instrument. Transmission of signatures electronically via DocuSign® (or like service), via facsimile or via an e-mail of a signed .pdf of this Fifth Amendment shall be deemed to be original signatures.

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IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the day and year first above written.

PGS:

PATRIOT GLASS SOLUTIONS, LLC,
a Texas limited liability company

By:	/s/ Michael Wanke
Name:	Michael Wanke
Title:	Manager

SELLER:

Badcer Ops, Inc., a Nevada corporation

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Authorized Signatory

SELLER SHAREHOLDERS:

/s/ Jeff Badders
JEFF BADDERS

MERCER STREET GLOBAL OPPORTUNITY FUND, LLC,
a Delaware limited liability company

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Authorized Signatory

WANKE:

/s/ Michael Wanke
Michael Wanke

TLSS:

TRANSPORTATION AND LOGISTICS
SYSTEMS, INC., a Nevada corporation

By:	/s/ Sebastian Giordano
Sebastian Giordano, CEO

TA:

TLSS ACQUISITION, INC., a Delaware corporation

By:	/s/ Sebastian Giordano
Sebastian Giordano, CEO

REVERSE:

TLSS REVERSE PGS, LLC, a Texas limited liability company

By:	/s/ Sebastian Giordano
Sebastian Giordano, Manager

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Exhibit 1.4

Form of Certificate of Merger

See attached

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